Exhibit 2.1

EXECUTION COPY

AMENDMENT NUMBER 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment Number 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of November 15, 2015, by and among Marriott International, Inc., a Delaware corporation (“Marriott”), Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Solar Merger Sub 1, Inc., a Maryland corporation and wholly-owned direct subsidiary of Starwood, Solar Merger Sub 2, Inc., a Maryland corporation and wholly-owned direct subsidiary of Holdco, Mars Merger Sub, Inc., a Maryland corporation and wholly-owned direct subsidiary of Marriott, and Mars Merger Sub, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Marriott (the “Merger Agreement”), is made as of March 20, 2016. Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, the parties desire to amend the Merger Agreement to increase the aggregate Merger Consideration and, in exchange for such increase, to reflect certain other changes.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

SECTION 1.1 Increase of Merger Consideration. Section 2.1(b) of the Merger Agreement is hereby amended as follows:

(a) the reference to “0.920” as the Exchange Ratio is replaced with “0.800” as the Exchange Ratio; and

(b) the reference to “$2.00 in cash” is replaced by “$21.00 in cash”.

SECTION 1.2 Fixed Meeting Date. Notwithstanding anything to the contrary in the Merger Agreement, each of Marriott and Starwood agree:

(a) to convene its stockholder meeting on March 28, 2016 and adjourn such meeting until April 8, 2016; provided, however, that (i) if required by a Governmental Entity of competent jurisdiction, or if the Form S-4 is no longer effective or there are outstanding SEC comments on the Form S-4 or Joint Proxy Statement on March 28, 2016, its stockholder meeting may be postponed or adjourned solely for the purposes of remedying such situation, in which case it shall use its reasonable best efforts to (if applicable) declare a new record date and reschedule or adjourn such stockholder meeting, in each case, to the earliest practicable dates as mutually agreed between the parties in good faith, and (ii) if required by a Governmental Entity of competent jurisdiction, or if the Form S-4 is no longer effective or there are outstanding SEC comments on the Form S-4 or Joint Proxy Statement on the date on which its adjourned meeting is reconvened, such meeting may be adjourned again solely for the purposes of remedying such situation, in which case such meeting shall be adjourned to the earliest practicable date as mutually agreed between the parties in good faith;

(b) except as expressly provided in paragraph (a) above, to not adjourn, recess, postpone or otherwise delay its stockholder meeting without the prior written consent of the other party (which such consent may be withheld by such other party for any reason or no reason); provided that, with respect to any event, circumstance, discovery of information or other set of facts first arising or occurring after the date of this Amendment, Starwood may adjourn the Starwood Stockholders Meeting and Marriott may adjourn the Marriott Stockholders Meeting for a period of no more than five business days with respect to such event, circumstance, discovery of information or other set of facts to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Starwood or Marriott, as applicable, has determined after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Starwood prior to the Starwood Stockholders Meeting or by stockholders of Marriott prior to the Marriott Stockholders Meeting, as applicable.

SECTION 1.3 Increased Termination Fee/Expense Reimbursement.

(a) Section 7.2(b) of the Merger Agreement is hereby amended by replacing the reference therein to “$400,000,000” with a reference to “$450,000,000”.

(b) In the event of any termination of the Merger Agreement in which Starwood would be required to pay to Marriott the Termination Fee, Starwood shall also pay to Marriott an amount equal to the Marriott Financing Expenses, which Marriott Financing Expenses will be required to be paid at the same times and in the same manner as the Termination Fee. As used in this Amendment, “Marriott Financing Expenses” means the aggregate amount of all out-of-pocket documented fees and expenses (including fees and expense reimbursements due under any debt commitment letter or fee letter) that have been paid or may become payable by or on behalf of Marriott or its subsidiaries in connection with arranging or otherwise obtaining any financing to fund any amounts required to be paid in connection with the Combination Transactions and the other transactions contemplated by the Merger Agreement, including the Cash Merger Consideration; provided, however, that in no event shall the Marriott Financing Expenses exceed $18,000,000.

SECTION 1.4 Reasonable Best Efforts to Obtain Stockholder Approvals. Notwithstanding anything to the contrary in the Merger Agreement, each of Starwood and Marriott shall use its reasonable best efforts to solicit proxies from its stockholders in favor of the Starwood Stockholder Approval and the Marriott Stockholder Approval, as applicable, as promptly as practicable, including by jointly preparing letters, presentations and other solicitation materials, jointly conducting meetings with significant stockholders, and taking such other actions as either party may reasonably request; provided, that the forgoing obligations shall not apply to Starwood during the pendency of a Starwood Adverse Recommendation Change or to Marriott during the pendency of a Marriott Adverse Recommendation Change.

SECTION 1.5 Joint Proxy Statement Supplement. Promptly after the date of this Amendment, each of Marriott and Starwood shall file with the SEC on Form 8-K a disclosure supplement to the Joint Proxy Statement disclosing the matters that are the subject of this Amendment, together with any other related disclosures that are necessary or appropriate.

SECTION 1.6 Updated Capitalization Rep. Section 3.1(c)(i) of the Merger Agreement is hereby replaced in its entirety with the following:

(a) “(i) The authorized capital stock of Starwood consists of 1,000,000,000 shares of Starwood Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share (the “Starwood Preferred Stock”), of which 1,000,000 shares have been classified as Series A Junior Participating Preferred Stock, par value $0.01 per share. At the close of business on March 15, 2016 (the “Measurement Date”), (A) 169,518,538 shares of Starwood Common Stock were issued and outstanding (including Starwood Restricted Stock Awards which are described below in clause (D)(II), but excluding shares described in the following clause (B)), (B) no shares of Starwood Common Stock were held by Starwood in its treasury or were held by wholly owned subsidiaries of Starwood, (C) no shares of Starwood Preferred Stock were issued and outstanding, (D) 12,114,738 shares of Starwood Common Stock were reserved and available for issuance pursuant to the Starwood Equity Plans, of which amount (I) 169,320 shares of Starwood Common Stock were underlying outstanding Starwood Options (which outstanding Starwood Options have a weighted average exercise price equal to $42.67), (II) 1,667,169 shares of Starwood Common Stock were underlying outstanding Starwood Restricted Stock Awards, (III) 307,650 shares of Starwood Common Stock were underlying outstanding Starwood RSU Awards, (IV) 391,576 shares of Starwood Common Stock were underlying outstanding Starwood Performance Share Awards (assuming satisfaction of any performance vesting conditions at target levels) and (V) 81,347 shares of Starwood Common Stock were underlying outstanding Starwood Deferred Stock Unit Awards, and (E) 9,600,929 shares of Starwood Common Stock were reserved for issuance pursuant to the Starwood ESPP.”

SECTION 1.7 Issuances of Starwood Stock. Section 4.1(a)(ii) of the Merger Agreement is hereby replaced in its entirety with the following: “(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of equity compensation granted under the Starwood Benefit Plans as in effect on or prior to March 20, 2016 and (B) as required by any Starwood Benefit Plan as in effect on March 20, 2016);”.

SECTION 1.8 Updates to Starwood Disclosure Letter. The parties hereby agree that the Starwood Disclosure Letter shall be amended and supplemented by the amendments and supplements provided by Starwood to Marriott in connection with this Amendment.

SECTION 1.9 Inseparable Provisions. Marriott acknowledges and agrees that the increase in the aggregate Merger Consideration contemplated by Section 1.1 of this Amendment is an integral part of this Amendment, and that Starwood would not have agreed to the other terms of this Amendment without the provisions of Section 1.1. Starwood acknowledges and agrees that the provisions of Sections 1.2 through 1.9 of this Amendment are an integral part of this Amendment, and that Marriott would not have agreed to Section 1.1 of this Amendment without the provisions of such other Sections.

SECTION 1.10 Full Force and Effect. Except to the extent specifically amended hereby, the Merger Agreement remains unchanged and in full force and effect. From and after the execution of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof”, “hereunder” or words of similar import, will be deemed to mean the Merger Agreement, as amended by this Amendment.

SECTION 1.11 General Provisions. Sections 7.3 (Amendment), 7.4 (Extension; Waiver), 8.4 (Interpretation), 8.5 (Counterparts; Facsimile or .pdf Signature); 8.6 (Entire Agreement; No Third-Party Beneficiaries); 8.7 (GOVERNING LAW; WAIVER OF JURY TRIAL), 8.8 (Assignment), 8.9 (Specific Enforcement; Jurisdiction), 8.10 (Headings, etc.) and 8.11 (Severability) of the Merger Agreement are incorporated herein by reference and form a part of this Amendment as if set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

By
/s/ Kathleen K. Oberg
Name: Kathleen K. Oberg
Title: EVP and Chief Financial Officer

MARS MERGER SUB, INC.

By
/s/ Richard Hoffman
Name: Richard Hoffman
Title: Vice President

MARS MERGER SUB, LLC

By
/s/ Richard Hoffman
Name: Richard Hoffman
Title: Vice President

[SIGNATURE PAGE TO MERGER AGREEMENT AMENDMENT NO. 1]

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By
/s/ Thomas Mangas
Name: Thomas Mangas
Title: CEO

SOLAR MERGER SUB 1, INC.

By
/s/ Thomas Mangas
Name: Thomas Mangas
Title: President

SOLAR MERGER SUB 2, INC.

By
/s/ Thomas Mangas
Name: Thomas Mangas
Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT AMENDMENT NO. 1]